Exhibit 5.4

April 15, 2024

Extra Space Storage Inc.

2795 East Cottonwood Parkway

Suite 300

Salt Lake City, UT 84121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to ESS Holdings Business Trust I, a Massachusetts business trust (“ESS I”), and ESS Holdings Business Trust II, a Massachusetts business trust (“ESS II”) (each, a “Guarantor” and collectively, the “Guarantors”), in connection with their guarantee (the “Guarantees”) of the debt securities covered by the Registration Statement on Form S-3, and all amendments thereto (collectively, the “Registration Statement”), filed on the date hereof by Extra Space Storage Inc., a Maryland corporation (the “Company”), and Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Any debt securities issued by the Operating Partnership (the “Covered Debt Securities”) and the Guarantees will be issued under an indenture among the Operating Partnership, the Company, the Guarantors and a trustee, the form of which is attached as Exhibit 5.4 to the Registration Statement (such indenture, together with the applicable supplement pertaining to the applicable Guarantee, the “Applicable Indenture”).

In such capacity, we have examined the following documents (the “Documents”):

1.	the Registration Statement on Form S-3, including a base prospectus (the “Base Prospectus”), filed by the Operating Partnership and the Company with the Commission on April 15, 2024;

2.

the Agreement and Declaration of Trust of ESS I, dated and filed with the Secretary of the Commonwealth of Massachusetts (the “Secretary”) on May 5, 2004, as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, and a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, all as certified by the Secretary on April 2, 2024;

3.

the Agreement and Declaration of Trust of ESS II, dated and filed with the Secretary on May 5, 2004, as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, and a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, all as certified by the Secretary on April 2, 2024;

4.

a certificate of the Trustees of the Guarantors, dated as of the date hereof, certifying as to the truth and completeness of copies of the Agreement and Declaration of Trust of each Guarantor and the identity of the Trustees of each Guarantor; and

5.	certificates of the Secretary, each dated April 1, 2024, attesting to the legal existence of each Guarantor (the “Legal Existence Certificates”).

Extra Space Storage Inc.

April 15, 2024

In such examination, we have assumed without verification (i) the genuineness of all signatures, including the compliance of all electronic signatures with all laws relating thereto, (ii) the authenticity of all documents, agreements and instruments submitted to us as originals, (iii) the conformity to original documents, agreements and instruments of all documents, agreements, and instruments submitted to us as copies or specimens, (iv) the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, (v) the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, (vi) the accuracy and valid issuance of all public documents, (vii) the legal capacity and competency of each natural person executing any of the Documents, and (viii) the issuance, and certain terms, of all Guarantees to be issued by the Guarantors from time to time on Covered Debt Securities will be authorized and approved by the Trustees of the Guarantors in accordance with laws of the Commonwealth of Massachusetts and the Agreement and Declaration of Trust of each Guarantor (such conforming approvals are referred to herein as “Trustee Approvals”). We assume that the form of the Registration Statement and any amendments thereto reviewed by us are the final forms filed with the Commission and that the Applicable Indenture under which Covered Debt Securities are issued, and all associated Guarantees, will not differ from the form of such indenture and such guarantee included in the Registration Statement in any manner that is material to the opinions herein set forth. In reaching the opinions set forth below, we have further assumed that each Guarantor has received an economic benefit that is fair and sufficient to support its execution and delivery of the Applicable Indenture. In addition, we call your attention to the fact that we do not represent the Guarantors generally. Accordingly, in rendering the opinions set forth herein we have relied exclusively on the Documents.

Based on the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion that:

1.

Based solely on the Legal Existence Certificates and as of the date of the Legal Existence Certificates, each Guarantor is a trust validly existing and authorized to transact business in the Commonwealth of Massachusetts.

2.	The Trustees of each Guarantor have power and authority as Trustees sufficient for the execution and delivery of an Applicable Indenture and the performance of their obligations thereunder.

3.

Upon adoption of Trustee Approvals for Covered Debt Securities by the Trustees of each Guarantor, the associated Guarantees for the Covered Debt Securities will have been duly authorized by all necessary trustee action of such Guarantor.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Our opinions are limited solely to the laws of the Commonwealth of Massachusetts. We note that the form of Applicable Indenture states that it is governed by the laws of the State of New York; accordingly, we have assumed and express no opinion as to the enforceability of any Applicable Indenture.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. Latham & Watkins LLP, counsel to the Operating Partnership, may rely on this opinion in connection with its opinion of even date herewith relating to an issuance of Covered Debt Securities under the Base Prospectus. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Sincerely, /s/ Verrill Dana LLP

AMW/GSF/EHH